EXHIBIT 99.1

[OBJECT OMITTED]]                                News
                                                 Release
                                                 -------------------------------
                                                 Enzo Biochem, Inc.
                                                 527 Madison Avenue
                                                 New York, NY 10022
For Immediate Release

                    ENZO NAMED SENIOR PARTY IN U.S. PATENT &
                           TRADEMARK OFFICE PROCEEDING
                                    --------
      Enzo Granted Interferences for Key Nucleic Acid Detection Technology


         FARMINGDALE, NY, August 23, 2006 - Enzo Biochem Inc. (NYSE:ENZ) announced today that the United States Patent and Trademark Office has declared two patent interferences designating an allowable Enzo Life Sciences patent application against patents held by Chiron Diagnostics and Princeton University for nucleic acid detection. Bayer Healthcare LLC, of Tarrytown, NY, is the real party in interest to Chiron's patent. Enzo Life Sciences is the senior party in both interferences.

         This nucleic acid technology is the basis for several significant products in clinical diagnostics and in the life sciences field which are currently marketed or licensed by various commercial companies. According to trade reports, industry-wide annual sales of diagnostic products utilizing this technology are estimated to exceed $100 million in the United States alone. Among these products are the "VERSANT(R) Branched DNA (bDNA) Assays" sold by the Diagnostics Division of Bayer HealthCare. VERSANT(R) is a trademark of Bayer HealthCare L.L.C.

         The invention which is the subject of the interferences uses a bridging probe or strand to find a nucleic acid of interest, such as a gene or pathogen sequence. A signaling probe or strand is hybridized to the bridging probe or strand, and provides for detection including an amplified signal. In this way the invention provides a powerful means for generating and delivering robust signal amplification. Signal amplification can be used instead of target amplification without compromising the sensitivity of the assay.

         An interference is a proceeding instituted by the U.S. Patent and Trademark Office when an issued patent and an allowed patent application claim essentially the same invention. The purpose of the proceeding is to determine who is the first inventor and who will be granted patent rights to the invention. In the two interferences, Enzo is the senior party since its original 1983 patent filing pre-dates those of Chiron and Princeton. Princeton University is the junior party in one interference based upon two patents it holds, U.S.

Patent Nos. 4,882,269 and 5,424,188, which were originally filed in 1985. Chiron Diagnostics is the junior party in the other interference based upon its U.S. Patent No. 5,124,246, originally filed in 1987. Enzo's European patent application was published in December 1984 before either of the Chiron or Princeton application filings. The proceedings will be before the Board of Patent Appeals and Interferences, and presided over by an Administrative Patent Judge.

                                    - more -

Enzo Biochem, Inc. - Page 2


         In addition to the claims in the interferences for nucleic acid detection, Enzo's patent application includes other methods and compositions useful in immunoassays and other ligand based technologies.

About Enzo

         Enzo Biochem and its subsidiaries (the Company) are engaged in the research, development and manufacture of innovative health care products based on molecular biology and genetic engineering techniques, and in providing diagnostic services to the medical community. The Company's proprietary labeling and detection products for gene sequencing and genetic analysis are sold to the life sciences market throughout the world. The Company's therapeutic division is in various stages of clinical evaluation of its proprietary gene medicine for HIV-1 infection and its proprietary immune regulation medicines for hepatitis, uveitis, Crohn's disease, and for NASH and its associated metabolic syndrome. Pre-clinical research is being conducted on several candidate compounds aimed at producing new mineral and organic bone, including technology that could provide therapy for osteoporosis and fractures, among other applications. The Company also holds a patent covering a method and materials for correcting point mutations or small insertions or deletions of genetic material that would allow for editing and correcting certain abnormalities in genes. The Company owns or licenses over 200 patents worldwide. For more information visit our website www.enzo.com.

Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

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Contacts;
    For: Enzo Biochem, Inc.
    Steve Anreder, 212-532-3232     Or     Ed Lewis, CEOcast, Inc., 212-732-4300